                                    AGREEMENT

                                       AND

                             PLAN OF REORGANIZATION



                                       FOR



                           LIQUID ASSETS PORTFOLIO II,

                             A SEPARATE PORTFOLIO OF

                         SHORT TERM INVESTMENTS TRUST II











                                DECEMBER 8, 2008

                                TABLE OF CONTENTS


ARTICLE 1   DEFINITIONS......................................................2
      SECTION 1.1.   Definitions.............................................2

ARTICLE 2   PLAN OF REORGANIZATION; TRANSFER OF ASSETS, ASSUMPTION OF
      STATED LIABILITIES AND ISSUANCE OF BUYER FUND SHARES...................5
      SECTION 2.1.   Plan of Reorganization..................................5
      SECTION 2.2.   Delivery of Assets and Buyer Fund Shares;
                     Assumption of Liabilities...............................5
      SECTION 2.3.   Computation of Net Asset Value; Value of
                     Assets and Liabilities..................................5
      SECTION 2.4.   Redemption Requests after the Closing...................6

ARTICLE 3   REPRESENTATIONS AND WARRANTIES OF SELLER.........................6
      SECTION 3.1.   Organization; Authority.................................6
      SECTION 3.2.   Registration and Regulation of Seller...................6
      SECTION 3.3.   Selling Fund Shares; Business Operations................6
      SECTION 3.4.   Binding Obligation......................................7
      SECTION 3.5.   No Breaches or Defaults.................................7
      SECTION 3.6.   Authorizations or Consents..............................7
      SECTION 3.7.   No Actions, Suits or Proceedings........................7
      SECTION 3.8.   Contracts...............................................8
      SECTION 3.9.   Properties and Assets...................................8
      SECTION 3.10.  Taxes...................................................8
      SECTION 3.11.  Brokers.................................................9
      SECTION 3.12.  Voting Requirements.....................................9
      SECTION 3.13.  State Takeover Statutes.................................9
      SECTION 3.14.  No Distribution.........................................9

ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF BUYER..........................9
      SECTION 4.1.   Organization; Authority.................................9
      SECTION 4.2.   Registration and Regulation of Buyer....................9
      SECTION 4.3.   Financial Statements...................................10
      SECTION 4.4.   No Material Adverse Changes; Contingent
                     Liabilities............................................10
      SECTION 4.5.   Registration of Buying Fund Shares.....................10
      SECTION 4.6.   Accountants............................................11
      SECTION 4.7.   Binding Obligation.....................................11
      SECTION 4.8.   No Breaches or Defaults................................11
      SECTION 4.9.   Authorizations or Consents.............................11
      SECTION 4.10.  Permits................................................12
      SECTION 4.11.  No Actions, Suits or Proceedings.......................12
      SECTION 4.12.  Taxes..................................................12
      SECTION 4.13.  Brokers................................................13
      SECTION 4.14.  Representations Concerning the LAP Reorganization......13

ARTICLE 5   COVENANTS.......................................................14
      SECTION 5.1.   Expenses...............................................14

      SECTION 5.2.   Further Assurances.....................................14
      SECTION 5.3.   Consents, Approvals and Filings........................14
      SECTION 5.4.   Tax Matters............................................14

ARTICLE 6   CONDITIONS PRECEDENT TO THE REORGANIZATION......................14
      SECTION 6.1.   Conditions Precedent of Buyer..........................14
      SECTION 6.2.   Mutual Conditions......................................15
      SECTION 6.3.   Conditions Precedent of Seller.........................15

ARTICLE 7   MISCELLANEOUS...................................................15
      SECTION 7.1.   Survival of Representations, Warranties and
                     Covenants..............................................15
      SECTION 7.2.   Governing Law..........................................16
      SECTION 7.3.   Binding Effect, Persons Benefiting,
                     Assignment.............................................16
      SECTION 7.4.   Obligations of Buyer and Seller........................16
      SECTION 7.5.   Amendments.............................................16
      SECTION 7.6.   Enforcement............................................17
      SECTION 7.7.   Interpretation.........................................17
      SECTION 7.8.   Counterparts...........................................17
      SECTION 7.9.   Entire Agreement; Exhibits and Schedules...............17
      SECTION 7.10.  Notices................................................17
      SECTION 7.11.  Representations by Investment Adviser..................18
      SECTION 7.12.  Assignment of Rights...................................18

                      AGREEMENT AND PLAN OF REORGANIZATION

      AGREEMENT AND PLAN OF REORGANIZATION, dated as of December 8, 2008, by and among Short Term Investments Trust II, a Delaware statutory trust ("Seller"), acting on behalf of Liquid Assets Portfolio II ("Selling Fund"), a separate series of Seller, Short Term Investments Trust, a Delaware statutory trust ("Buyer"), acting on behalf of Liquid Assets Portfolio ("Buying Fund"), a separate series of Buyer, and Invesco Aim Advisors, Inc., a Delaware corporation (the "Investment Adviser").

                                   BACKGROUND

      WHEREAS, the Securities Lending Investment Fund (the "SLIF"), a series portfolio of Brown Brothers Investment Trust ("BBIT"), a Delaware statutory trust, is an unregistered investment company formed primarily for the investment of cash collateral delivered in connection with securities lending transactions arranged by Brown Brothers Harriman & Co., as agent ("BBH");

      WHEREAS, Selling Fund is an unregistered investment company formed for the purpose of acquiring the assets of the SLIF pursuant to an Agreement and Plan of Reorganization, dated December 8, 2008, between Seller, on behalf of Selling Fund, and BBIT, on behalf of the SLIF (the "SLIF Agreement and Plan of Reorganization"), and is contemplated by this Agreement to become a registered investment company prior to the Effective Time;

      WHEREAS, the Investment Adviser is the investment adviser of (i) Selling Fund and (ii) Buying Fund;

      WHEREAS, Invesco Aim Capital Management, Inc. ("Invesco Aim Capital") and BBH desire to reorganize the SLIF into Buying Fund through a series of transactions, so that upon consummation of those transactions, the shareholders of the SLIF will become shareholders of Buying Fund;

      WHEREAS, pursuant to a direction letter dated November 12, 2008, the trustee of BBIT authorized and empowered BBH and Invesco Aim Capital (or either of them) to take any and all actions that may be necessary or appropriate in connection with the transactions contemplated by this Agreement and the SLIF Agreement and Plan of Reorganization; and

      WHEREAS, the transactions described in the foregoing recitals will occur in the following manner: first, pursuant to the SLIF Agreement and Plan of Reorganization, the SLIF will sell all of its assets and stated liabilities to Selling Fund in return for shares of Selling Fund (the "Interim Reorganization"); second, Selling Fund will sell all of its assets and liabilities to Buying Fund in exchange for the Buying Fund Shares (such transaction, the "LAP Reorganization"); and third, Selling Fund will distribute the Buying Fund Shares to the SLIF (as the sole shareholder of the Selling Fund) and the SLIF will distribute the Buying Fund Shares to the shareholders of the SLIF;

      NOW, THEREFORE, in consideration of the foregoing premises and the agreements and undertakings contained in this Agreement, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

      SECTION 1.1. Definitions. For all purposes in this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

      "Agreement" means this Agreement and Plan of Reorganization, together with all exhibits and schedules attached hereto and all amendments hereto and thereof.

      "Applicable Law" means the applicable laws of the state of Delaware and shall include the Delaware Statutory Trust Act.

      "Assets" means all assets and property of Selling Fund, including, without limitation, all cash, securities, commodities and futures interests, and dividends or interest or other receivables that are owned by Selling Fund, and any deferred or prepaid expenses shown as an asset on the books of Selling Fund on the Closing Date.

      "BBH" is defined in the recitals hereto.

      "BBIT" is defined in the recitals hereto.

      "Buyer" is defined in the introductory paragraph.

      "Buyer Custodian" means The Bank of New York Mellon acting in its capacity as custodian for the assets of Buying Fund.

      "Buyer Registration Statement" means the registration statement on Form N-1A of Buyer, as amended, 1940 Act Registration No. 811-02729.

      "Buying Fund" is defined in the introductory paragraph.

      "Buying Fund Auditors" means Pricewaterhouse Coopers, LLP.

      "Buying Fund Financial Statements" means the audited financial statements of Buying Fund for the fiscal year ended August 31, 2008.

      "Buying Fund Shares" means Institutional Class shares of Buying Fund issued pursuant to Section 2.1 of this Agreement.

      "Closing" is defined in Section 2.1.

      "Closing Date" means December 8, 2008, or such other date as the parties may mutually agree upon.

      "Close of Business of Seller" means 5:00 p.m. Eastern Time on the Closing Date.

      "Code" means the Internal Revenue Code of 1986, as amended, and all rules and regulations adopted pursuant thereto.

      "Effective Time" means 6:30 p.m. Eastern Time on the Closing Date.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all rules or regulations adopted pursuant thereto.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended, and all rules and regulations adopted pursuant thereto.

      "Governing Documents" means the organic documents which govern the business and operations of each of Buyer and Seller and shall include, as applicable, the agreement and declaration of trust and bylaws, each as amended.

      "Governmental Authority" means any foreign, United States or state government, government agency, department, board, commission (including the SEC) or instrumentality, and any court, tribunal or arbitrator of competent jurisdiction, and any governmental or non-governmental self-regulatory organization, agency or authority (including the Financial Industry Regulatory Authority, the Commodity Futures Trading Commission, and the National Futures Association).

      "Interim Reorganization" is defined in the recitals to this Agreement.

      "Investment Adviser" is defined in the introductory paragraph.

      "Investment Company Act" means the Investment Company Act of 1940, as amended, and all rules and regulations adopted pursuant thereto and no-action and interpretive positions of the SEC thereunder.

      "LAP Reorganization" is defined in the recitals to this Agreement.

      "Liabilities" means all of the liabilities of any kind of Selling Fund, including without limitation all liabilities included in the calculation of the net asset value per share of Selling Fund Shares on the Closing Date.

      "Lien" means any pledge, lien, security interest, charge, claim or encumbrance of any kind.

      "Material Adverse Effect" means an effect that would cause a change in the condition (financial or otherwise), properties, assets or prospects of an entity having an adverse monetary effect in an amount equal to or greater than $50,000.

      "NYSE" means the New York Stock Exchange.

      "Permit" and "Permits" mean all approvals, consents, authorizations, certifications, filings, franchises, licenses, notices, permits and rights of Governmental Authorities.

      "Person" means an individual or a corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

      "Return" means any return (including any information return), report or form or any attachment thereto required to be filed with any taxing authority.

      "SEC" means the United States Securities and Exchange Commission.

      "Securities Act" means the Securities Act of 1933, as amended, and all rules and regulations adopted pursuant thereto.

      "Seller" is defined in the introductory paragraph.

      "Seller Board of Trustees" means the board of trustees of Seller.

      "Seller Custodian" means Bank of New York Mellon acting in its capacity as custodian for the assets of Selling Fund.

      "Seller Registration Statement" means the registration statement on Form N-8A of Seller.

      "Selling Fund" is defined in the introductory paragraph.

      "Selling Fund Shares" means the outstanding shares of Selling Fund.

      "SLIF" is defined in the recitals hereto.

      "SLIF Agreement and Plan of Reorganization" means that certain agreement and plan of reorganization by and among Seller, BBIT and the Investment Adviser, dated December 8, 2008.

      "Tax" means any tax or similar governmental charge, impost or levy, including income taxes (including alternative minimum tax and estimated tax), franchise taxes, transfer taxes or fees, sales taxes, use taxes, gross receipts taxes, value added taxes, employment taxes, excise taxes, property taxes, withholding taxes, payroll taxes, minimum taxes, windfall profit taxes, ad valorem or other taxes, stamp taxes, duties, fees, assessments or charges, whether payable directly or by withholding, together with any related penalties, fines, additions to tax or interest, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, and including any transferee or secondary liability in respect of any tax (whether imposed by law, contractual agreement or otherwise).

      "Treasury Regulations" means the Federal income tax regulations adopted pursuant to the Code.

                                    ARTICLE 2

            PLAN OF REORGANIZATION; TRANSFER OF ASSETS, ASSUMPTION OF
              STATED LIABILITIES AND ISSUANCE OF BUYER FUND SHARES.

      SECTION 2.1. Plan of Reorganization. Subject to the terms and conditions herein set forth and on the basis of the representations and warranties contained herein, Seller, on behalf of Selling Fund, agrees to transfer all of the Assets to Buying Fund, and Buyer agrees in exchange therefor, on behalf of Buying Fund, to deliver to Selling Fund the Buying Fund Shares and to assume the Liabilities as described in Section 2.2. Such transactions shall take place at the closing to be held at the offices of Buyer on the date hereof (the "Closing").

      SECTION 2.2. Delivery of Assets and Buyer Fund Shares; Assumption of Liabilities.

            (a) At the Closing and with effect as of the Effective Time, (i) Seller shall instruct Seller Custodian to transfer all of the Assets to the account of Buying Fund maintained at Buyer Custodian for the account of Buying Fund, (ii) Buying Fund hereby assumes and agrees to discharge all of the Stated Liabilities as and when due in accordance with their respective terms, and (iii) Buyer shall deliver a number of Buying Fund Shares equal to the number of Selling Fund Shares held by the shareholder(s) of Selling Fund at the Effective Time, in the manner specified in Section 2.2(b). The Assets so transferred shall be duly endorsed in proper form for transfer in such condition as to constitute a good delivery thereof, in accordance with the custom of brokers, and shall be accompanied by all necessary state stock transfer stamps, if any, or a check for the appropriate purchase price thereof. Cash held by Selling Fund shall be delivered on the Closing Date and shall be in the form of currency or wire transfer in Federal funds, payable to the order of the account of Buying Fund at Buyer Custodian. Upon delivery of the Assets, Buying Fund will receive good and marketable title to the Assets free and clear of all Liens.

            If Selling Fund is unable to make delivery in the manner contemplated by this Section 2.2(a) of securities held by Selling Fund for the reason that any of such securities purchased prior to the Closing Date have not yet been delivered to Selling Fund or its broker or custodian, then Buyer shall waive the delivery requirements of this Section 2.2(a) with respect to said undelivered securities if Selling Fund has delivered to Buyer Custodian by or on the Closing Date, executed copies of an agreement of assignment and escrow and due bills executed on behalf of said broker or custodian, together with such other documents as may be required by Buyer or Buyer Custodian, including brokers' confirmation slips.

            (b) The SLIF will be the sole shareholder of Selling Fund immediately after the Closing. Buyer shall deliver the Buying Fund Shares to be issued pursuant to Section 2.2(a) directly to the shareholders of record of the SLIF in accordance with instructions provided by the SLIF. Buyer shall have no obligation to inquire as to the validity, propriety or correctness of any such instruction, but shall, in each case, assume that such instruction is valid, proper and correct. Buyer shall record on its books the ownership of Buying Fund Shares by such SLIF shareholders. Buyer shall forward a confirmation of such ownership to such SLIF shareholders.

      SECTION 2.3. Computation of Net Asset Value; Value of Assets and Liabilities.

            (a) The mark-to-market net asset value per share of Buying Fund shall be computed in accordance with the policies and procedures of Buying Fund, and the mark-to-market net asset value per share of Selling Fund shall be computed in accordance with the policies and procedures of Selling Fund.

            (b) The value of the Assets and the amount of the Liabilities of Selling Fund to be transferred to Buying Fund pursuant to this Agreement shall be computed in accordance with the policies and procedures of Selling Fund adopted by the Seller Board of Trustees.

            (c) The parties agree to use commercially reasonable efforts to resolve any material pricing differences between the prices of portfolio securities determined in accordance with their respective pricing policies and procedures.

      SECTION 2.4. Redemption Requests after the Closing. The share transfer books of Selling Fund will be permanently closed as of 5:30 p.m. Eastern Time on the Closing Date. Requests for the redemption of Selling Fund Shares received in proper form after 5:30 p.m. Eastern Time on the Closing Date shall be deemed to be redemption requests with respect to the Buying Fund Shares that will be held by the SLIF shareholders after the consummation of the LAP Reorganization.


                                    ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller, on behalf of Selling Fund, represents and warrants to Buyer as follows:

      SECTION 3.1. Organization; Authority. Seller is duly organized, validly existing and in good standing under Applicable Law, with all requisite trust power and authority to enter into this Agreement and perform its obligations hereunder.

      SECTION 3.2. Registration and Regulation of Seller. Seller is duly registered with the SEC as an investment company under the Investment Company Act and all Selling Fund Shares which have been or are being offered for sale are exempt from registration or qualification under the Securities Act and the securities laws of each state or other jurisdiction in which such shares have been or are being offered for sale. Selling Fund is in compliance in all material respects with all applicable laws, rules and regulations, including, without limitation, the Investment Company Act and all applicable state securities laws. Selling Fund is in compliance in all material respects with the investment policies and restrictions applicable to it as adopted by the Seller Board of Trustees. The value of the net assets of Selling Fund is determined using portfolio valuation methods that comply in all material respects with the requirements of Rule 2a-7 under the Investment Company Act and the policies of Selling Fund and all purchases and redemptions of Selling Fund Shares have been effected at the net asset value per share calculated in such manner.

      SECTION 3.3.  Selling Fund Shares; Business Operations.

            (a) The Selling Fund Shares have been duly authorized and validly issued and are fully paid and non-assessable.

            (b) At the time of the Closing, Selling Fund will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any Person may acquire Selling Fund Shares, except for the right of investors to acquire Selling Fund Shares at net asset value in the normal course of its business as a series of an open-end management investment company operating under the Investment Company Act.

      SECTION 3.4. Binding Obligation. This Agreement has been duly authorized, executed and delivered by Seller on behalf of Selling Fund and, assuming this Agreement has been duly authorized, executed and delivered by Buyer, constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms with respect to the Assets of Selling Fund, except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors rights generally, or by general equity principles (whether applied in a court of law or a court of equity and including limitations on the availability of specific performance or other equitable remedies).

      SECTION 3.5. No Breaches or Defaults. The execution and delivery of this Agreement by Seller on behalf of Selling Fund and performance by Seller of its obligations hereunder has been duly authorized by all necessary trust action on the part of Seller and do not result in any violation of the Governing Documents of Seller.

      SECTION 3.6. Authorizations or Consents. Other than those which shall have been obtained or made on or prior to the Closing Date, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by Seller in connection with the due execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby.

      SECTION 3.7. No Actions, Suits or Proceedings.

            (a) There is no pending action, suit or proceeding, nor, to the knowledge of Seller, has any litigation been overtly threatened in writing or, if probable of assertion, orally, against Seller before any Governmental Authority which questions the validity or legality of this Agreement or of the actions contemplated hereby or which seeks to prevent the consummation of the transactions contemplated hereby, including the LAP Reorganization.

            (b) There are no judicial, administrative or arbitration actions, suits, or proceedings instituted or pending or, to the knowledge of Seller, threatened in writing or, if probable of assertion, orally, against Seller affecting any property, asset, interest or right of Selling Fund, that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Selling Fund. There are not in existence on the date hereof any plea agreements, judgments, injunctions, consents, decrees, exceptions or orders that were entered by, filed with or issued by any Governmental Authority relating to Seller's conduct of the business of Selling Fund affecting in any significant respect the conduct of such business. Seller is not, and has not been, to the knowledge of Seller, the target of any investigation by the SEC or any state securities administrator with respect to its conduct of the business of Selling Fund.

      SECTION 3.8. Contracts. Seller is not in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party and which involves or affects the Assets of Selling Fund, by which the Assets, business, or operations of Selling Fund are bound or affected, or under which it or the Assets, business or operations of Selling Fund receives benefits, which default could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and, to the knowledge of Seller there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

      SECTION 3.9. Properties and Assets. Since its formation, Selling Fund has not created any Liens on any of its properties or Assets and has good and marketable title to all such properties and Assets.

      SECTION 3.10. Taxes.

            (a) Selling Fund is treated as a separate taxable person for U.S. federal income tax purposes and in each state where it does business. Selling Fund is a shell entity formed solely to effect the reorganization of the SLIF into Selling Fund and Selling Fund into Buying Fund. Selling Fund is classified, and has been continuously so classified from its date of organization until the present, as a partnership for U.S. federal income tax purposes within the meaning of Section 7701(a)(2) of the Code, that is not a publicly traded partnership within the meaning of Section 7704(b) of the Code, and in each state where the Selling Fund does business or is required to file Tax Returns. Selling Fund will qualify as a partnership that is not a publicly traded partnership as of the Closing, and consummation of the transactions contemplated by the Agreement will not cause it to fail to be qualified as a partnership that is not a publicly traded partnership as of the Closing. Neither Seller on behalf of Selling fund nor Selling Fund has filed an election on Form 8832, Entity Classification Election, or on any other form, or on any comparable state tax form, to be classified as an association taxable as a corporation.

            (b) Selling Fund has timely filed all Tax Returns that are required to be filed by it in all jurisdictions in which such Tax Returns are required to be filed, and all such Returns accurately state, in all material respects, the amount of Tax owed for the periods covered by the Returns, or, in the case of information Returns, the amount and character of income required to be reported by Selling Fund. Selling Fund has paid or made provision and properly accounted for all Taxes shown to be due on such Tax Returns or on any actual or proposed deficiency assessments received with respect to Selling Fund, except where the failure to make such provisions would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The amounts established as provisions for Taxes in the books and records of Selling Fund as of the Closing will, to the extent required by generally accepted accounting principles, be sufficient for the payment of all Taxes of any kind, whether accrued, due, absolute, contingent or otherwise, which were or will be payable by Selling Fund, for all periods or fiscal years (or portions thereof) ending on or before the Closing, except where the failure to make such provisions would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No deficiencies for any Taxes have been proposed, assessed or asserted in writing by any taxing authority against Selling Fund, and no deficiency has been proposed, assessed or asserted, in writing, where such deficiency would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No waivers of the time to assess any such Taxes are outstanding nor are any written requests for such waivers pending. No Tax Return filed by Selling Fund is currently being audited by the Internal Revenue Service or by any state or local taxing authority, nor is Seller aware of any proposed audit. To the knowledge of Seller, there are no levies, liens or encumbrances relating to Taxes existing, threatened or pending with respect to the Assets of Selling Fund. Selling fund has not filed a Code Section 6662 (formerly Code Section 6661) disclosure statement with respect to any return nor participated in a "reportable transaction" or "listed transaction" as such terms are defined in Code section 6707A(c).

      SECTION 3.11. Brokers. No broker, finder or similar intermediary has acted for or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Seller or any action taken by it.

      SECTION 3.12. Voting Requirements. No vote of the holders of any class of shares of Selling Fund is necessary to approve this Agreement or any of the transactions contemplated by this Agreement.

      SECTION 3.13. State Takeover Statutes. No state takeover statute or similar statute or regulation applies to this Agreement or any of the transactions contemplated by this Agreement.

      SECTION 3.14. No Distribution. The Buying Fund Shares are not being acquired for the purpose of any distribution thereof, other than in accordance with the terms of this Agreement.

                                    ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer, on behalf of Buying Fund, represents and warrants to Seller as follows:

      SECTION 4.1. Organization; Authority. Buyer is duly organized, validly existing and in good standing under Applicable Law, with all requisite trust power and authority to enter into this Agreement and perform its obligations hereunder.

      SECTION 4.2. Registration and Regulation of Buyer. Buyer is duly registered with the SEC as an investment company under the Investment Company Act. Buying Fund is in compliance in all material respects with all applicable laws, rules and regulations, including, without limitation, the Investment Company Act, the Securities Act, the Exchange Act and all applicable state securities laws. Buying Fund is in compliance in all material respects with the applicable investment policies and restrictions set forth in the Buyer Registration Statement. The value of the net assets of Buying Fund is determined using portfolio valuation methods that comply in all material respects with the requirements of the Investment Company Act and the policies of Buying Fund and all purchases and redemptions of Buying Fund Shares have been effected at the net asset value per share calculated in such manner.

      SECTION 4.3. Financial Statements. The books of account and related records of Buying Fund fairly reflect in reasonable detail its assets, liabilities and transactions in accordance with generally accepted accounting principles applied on a consistent basis. The audited Buying Fund Financial Statements previously delivered to Seller present fairly in all material respects the financial position of Buying Fund as of the date(s) indicated and the results of operations and changes in net assets for the period(s) then ended in accordance with generally accepted accounting principles applied on a consistent basis for the period(s) then ended.

      SECTION 4.4. No Material Adverse Changes; Contingent Liabilities. Since the date of the Buying Fund Financial Statements, no material adverse change has occurred in the financial condition, results of operations, business, assets or liabilities of Buying Fund or the status of Buying Fund as a regulated investment company under the Code, other than changes resulting from any change in general conditions in the financial or securities markets or the performance of any investments made by Buying Fund or occurring in the ordinary course of business of Buying Fund or Buyer. There are no contingent liabilities of Buying Fund not disclosed in the Buying Fund Financial Statements which are required to be disclosed in accordance with generally accepted accounting principles. No contingent liabilities of Buying Fund have arisen since the date of the most recent financial statements included in the Buying Fund Financial Statements which are required to be disclosed in accordance with generally accepted accounting principles.

      SECTION 4.5. Registration of Buying Fund Shares.

            (a) Under its Governing Documents, Buyer is authorized to issue an unlimited number of Institutional Class shares.

            (b) The Buying Fund Shares to be issued pursuant to Section 2.1 shall on the Closing Date be duly registered under the Securities Act by a Registration Statement on Form N-1A of Buyer then in effect.

            (c) The Buying Fund Shares to be issued pursuant to Section 2.1 are duly authorized and on the Closing Date will be validly issued and fully paid and non-assessable and will conform to the description thereof contained in the Registration Statement on Form N-1A then in effect. Buying Fund does not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any Person may acquire shares of Buying Fund, except for the right of investors to acquire shares of Buying Fund at net asset value in the normal course of its business as a series of an open-end management investment company operating under the Investment Company Act.

            (d) The Buying Fund prospectus, which forms a part of Buyer's Registration Statement on Form N-1A (the "Buying Fund Prospectus"), shall be furnished to the shareholders of Selling Fund on or before the Closing. The Buying Fund Prospectus and related Statement of Additional Information of Buying Fund conform in all material respects to the applicable requirements of the Securities Act and the Investment Company Act and do not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (e) The shares of Buying Fund which have been or are being offered for sale by Buyer (other than the Buying Fund Shares to be issued in connection with the LAP Reorganization) have been duly registered under the Securities Act by the Buyer Registration Statement and have been duly registered, qualified or are exempt from registration or qualification under the securities laws of each state or other jurisdiction in which such shares have been or are being offered for sale, and no action has been taken by Buyer to revoke or rescind any such registration or qualification.

      SECTION 4.6. Accountants. Buying Fund Auditors, which have reported upon the Buying Fund Financial Statements for the fiscal year or period, as applicable, ended on the date of the most recent financial statements included in the Buying Fund Financial Statements are independent public accountants as required by the Securities Act and the Exchange Act.

      SECTION 4.7. Binding Obligation. This Agreement has been duly authorized, executed and delivered by Buyer on behalf of Buying Fund and, assuming this Agreement has been duly executed and delivered by Seller, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms from and with respect to the revenues and assets of Buying Fund, except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights generally, or by general equity principles (whether applied in a court of law or a court of equity and including limitations on the availability of specific performance or other equitable remedies).

      SECTION 4.8. No Breaches or Defaults. The execution and delivery of this Agreement by Buyer on behalf of Buying Fund and performance by Buyer of its obligations hereunder have been duly authorized by all necessary trust action on the part of Buyer and (i) do not result in any violation of the Governing Documents of Buyer and (ii) do not result in a breach of any of the terms or provisions of, or constitute (with or without the giving of notice or the lapse of time or both) a default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation or imposition of any Lien upon any property or assets of Buying Fund (except for such breaches or defaults or Liens that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect) under (A) any indenture, mortgage or loan agreement or any other material agreement or instrument to which Buyer is a party or by which it may be bound and which relates to the assets of Buying Fund or to which any properties of Buying Fund may be subject; (B) any Permit; or (C) any existing applicable law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over Buyer or any property of Buying Fund.

      SECTION 4.9. Authorizations or Consents. Other than those which shall have been obtained or made on or prior to the Closing Date, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by Buyer in connection with the due execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby.

      SECTION 4.10. Permits. Buyer has in full force and effect all Permits necessary for it to conduct its business as presently conducted as it relates to Buying Fund, and there has occurred no default under any Permit, except for the absence of Permits and for defaults under Permits the absence or default of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of Buyer there are no proceedings relating to the suspension, revocation or modification of any Permit, except for such that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

      SECTION 4.11. No Actions, Suits or Proceedings.

            (a) There is no pending action, suit or proceeding, nor, to the knowledge of Buyer, has any litigation been overtly threatened in writing or, if probable of assertion, orally, against Buyer before any Governmental Authority which questions the validity or legality of this Agreement or of the transactions contemplated hereby, or which seeks to prevent the consummation of the transactions contemplated hereby, including the LAP Reorganization.

            (b) There are no judicial, administrative or arbitration actions, suits, or proceedings instituted or pending or, to the knowledge of Buyer, threatened in writing or, if probable of assertion, orally, against Buyer, affecting any property, asset, interest or right of Buying Fund, that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Buying Fund. There are not in existence on the date hereof any plea agreements, judgments, injunctions, consents, decrees, exceptions or orders that were entered by, filed with or issued by any Governmental Authority relating to Buyer's conduct of the business of Buying Fund affecting in any significant respect the conduct of such business. Except as identified on Schedule 4.11 of this Agreement, Buyer is not, and has not been, to the knowledge of Buyer, the target of any investigation by the SEC or any state securities administrator with respect to its conduct of the business of Buying Fund.

      SECTION 4.12. Taxes.

            (a) Buying Fund has elected to be a regulated investment company under Subchapter M of the Code and is a fund that is treated as a separate corporation under Section 851(g) of the Code. Buying Fund has qualified for treatment as a regulated investment company for each taxable year since inception that has ended prior to the Closing Date and will satisfy the requirements of Part I of Subchapter M of the Code to maintain such qualification for its current taxable year. Buying Fund has no earnings or profits accumulated in any taxable year in which the provisions of Subchapter M of the Code did not apply to it.

            (b) Buying Fund has timely filed all Tax Returns that are required to be filed by it in all jurisdictions in which such Tax Returns are required to be filed, and all such Returns accurately state, in all material respects, the amount of Tax owed for the periods covered by the Returns, or, in the case of information Returns, the amount and character of income required to be reported by Buying Fund. Buying Fund has paid or made provision and properly accounted for all Taxes shown to be due on such Tax Returns or on any actual or proposed deficiency assessments received with respect to Buying Fund, except where the failure to make such provisions would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The amounts established as provisions for Taxes in the books and records of

Buying Fund as of the Closing will, to the extent required by generally accepted accounting principles, be sufficient for the payment of all Taxes of any kind, whether accrued, due, absolute, contingent or otherwise, which were or will be payable by Buying Fund, for all periods or fiscal years (or portions thereof) ending on or before the Closing, except where the failure to make such provisions would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No deficiencies for any Taxes have been proposed, assessed or asserted in writing by any taxing authority against Buying Fund, and no deficiency has been proposed, assessed or asserted, in writing, where such deficiency would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No waivers of the time to assess any such Taxes are outstanding nor are any written requests for such waivers pending. No Tax Return filed by Buying Fund is currently being audited by the Internal Revenue Service or by any state or local taxing authority nor is Buyer aware of any proposed audit. To the knowledge of the Buyer, there are no levies, liens or encumbrances relating to Taxes existing, threatened or pending with respect to the assets of Buying Fund. Buying fund has not filed a Code Section 6662 (formerly Code Section 6661) disclosure statement with respect to any return nor participated in a "reportable transaction" or "listed transaction" as such terms are defined in Code section 6707A(c).

      SECTION 4.13. Brokers. No broker, finder or similar intermediary has acted for or on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Buyer or any action taken by it.

      SECTION 4.14. Representations Concerning the LAP Reorganization.

            (a) There is no plan or intention by Buyer or any person related to Buyer to acquire or redeem any Buying Fund Shares issued in the LAP Reorganization, except to the extent that Buying Fund is required by the Investment Company Act to redeem any of its shares presented for redemption at net asset value in the ordinary course of its business as an open-end, management investment company.

            (b) Buying Fund has no plan or intention to sell or otherwise dispose of any of the Assets of Selling Fund acquired in the LAP Reorganization, other than in the ordinary course of its business and to the extent necessary to maintain its status as a "regulated investment company" under the Code.

            (c) Prospectus and Statement of Additional Information. The current prospectus and statement of additional information for Buying Fund as of the date on which it was issued does not contain, and as supplemented by any supplement thereto dated prior to or on the Closing Date does not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

                                    ARTICLE 5

                                    COVENANTS

      SECTION 5.1. Expenses. The Investment Adviser shall bear the costs and expenses of Buying Fund and Selling Fund incurred in connection with this Agreement and the LAP Reorganization and other transactions contemplated hereby.

      SECTION 5.2. Further Assurances. Each of the parties hereto shall execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby.

      SECTION 5.3. Consents, Approvals and Filings. Each of Seller and Buyer shall make all necessary filings with Governmental Authorities as soon as reasonably practicable, in order to facilitate prompt consummation of the LAP Reorganization and the other transactions contemplated by this Agreement. In addition, each of Seller and Buyer shall use its reasonable best efforts, and shall cooperate fully with each other (i) to comply as promptly as reasonably practicable with all requirements of Governmental Authorities applicable to the LAP Reorganization and the other transactions contemplated herein and (ii) to obtain as promptly as reasonably practicable all necessary permits, orders or other consents of Governmental Authorities and consents of all third parties necessary for the consummation of the LAP Reorganization and the other transactions contemplated herein. Each of Seller and Buyer shall use reasonable efforts to provide such information and communications to Governmental Authorities as such Governmental Authorities may request.

      SECTION 5.4. Tax Matters. The parties agree to use their best efforts to cause the SLIF to prepare and file its U.S. federal, state, local and foreign income Tax Returns (including information returns) for all periods ending on or before the Effective Time on the Closing Date of the reorganization of Selling Fund into LAP on the basis that: (i) the transfer by the SLIF of its assets to Selling Fund pursuant to the SLIF Agreement and Plan of Reorganization and the transfer by Selling Fund of its Assets to Buying Fund pursuant to this Agreement are component parts of a single transaction, the substance of which is a taxable transfer by the SLIF of its assets to the Buying Fund; and (ii) Selling Fund is a continuation of the SLIF pursuant to Code Section 708(a). The parties agree to make any tax filings and reports and take any positions consistent with the foregoing.

                                    ARTICLE 6

                  CONDITIONS PRECEDENT TO THE REORGANIZATION

      SECTION 6.1. Conditions Precedent of Buyer. The obligation of Buyer to consummate the LAP Reorganization is subject to the satisfaction, or waiver by Buyer on the Closing Date of each of the following conditions.

            (a) Buyer shall have received at the Closing Date a certificate, dated as of the Closing Date, from the Secretary or Assistant Secretary (in such capacity) of Seller certifying as to the accuracy and completeness of the attached Governing Documents of Seller, and resolutions, consents and authorizations of or regarding Seller with respect to the execution and delivery of this Agreement and the transactions contemplated hereby.

            (b) Selling Fund shall have declared a dividend to shareholders of record on the Closing Date in an amount equal to all of Selling Fund's undistributed income and gains realized and estimated to be realized through the Closing.

      SECTION 6.2. Mutual Conditions. The obligations of Seller and Buyer to consummate the LAP Reorganization are subject to the satisfaction or waiver (by both parties) on the Closing Date of each of the following conditions.

            (a)  The SLIF Reorganization shall have been consummated.

            (b) Seller shall have filed, on behalf of Selling Fund, a notice of registration on Form N-8A pursuant to Section 8 of the Investment Company Act.

            (c) The mark-to-market net asset value per share of Buying Fund and Selling Fund, calculated as of 5:30 p.m. Eastern Time in accordance with
Section 2.3 of this Agreement, shall exceed $0.9975.

            (d) The impact of the consummation of the LAP Reorganization on the pro forma mark-to-market net asset value per share of LAP, calculated as of 5:30 p.m. Eastern Time in accordance with Section 2.3 of this Agreement, shall not exceed $0.0005.

            (e) No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority preventing the consummation of the LAP Reorganization on the Closing Date shall be in effect.

      SECTION 6.3. Conditions Precedent of Seller. The obligation of Seller to consummate the LAP Reorganization is subject to the satisfaction or waiver on the Closing Date of the following condition.

            (a) Seller shall have received on the Closing Date a certificate, dated as of the Closing Date, from the Secretary or Assistant Secretary of Buyer (in such capacity) certifying as to the accuracy and completeness of the attached Governing Documents of Buyer and resolutions, consents and authorizations of or regarding Buyer with respect to the execution and delivery of this Agreement and the transactions contemplated hereby.

                                    ARTICLE 7

                                  MISCELLANEOUS

      SECTION 7.1. Survival of Representations, Warranties and Covenants. The representations and warranties in this Agreement, and the covenants in this Agreement that are required to be performed at or prior to the Closing Date, shall survive the execution and delivery of this Agreement and Closing, regardless of any investigation made by the parties hereto for a period of one
(1) year. The covenants in this Agreement that are required to be performed in whole or in part subsequent to the Closing Date shall survive the consummation of the transactions contemplated hereunder for a period of one (1) year following the Closing Date.

      SECTION 7.2. Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Delaware applicable to contracts made and to be performed wholly within such state.

      SECTION 7.3. Binding Effect, Persons Benefiting, Assignment. This Agreement shall be binding upon and inure to the benefit of Seller, on behalf of Selling Fund, Buyer, on behalf of Buying Fund and the Investment Adviser, and their respective successors and permitted assigns. Nothing in this Agreement is intended or shall be construed to confer upon any entity or Person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof. Except as provided in Section 7.12 of this Agreement, without the prior written consent of the parties hereto, neither this Agreement nor any of the rights, duties or obligations hereunder, may be assigned by any of the parties hereto.

      SECTION 7.4. Obligations of Buyer and Seller.

            (a) Seller and Buyer hereby acknowledge and agree that Buying Fund is a separate investment portfolio of Buyer, that Buyer is executing this Agreement on behalf of Buying Fund, and that any amounts payable by Buyer under or in connection with this Agreement shall be payable solely from the revenues and assets of Buying Fund. Seller further acknowledges and agrees that this Agreement has been executed by a duly authorized officer of Buyer in his or her capacity as an officer of Buyer intending to bind Buyer as provided herein, and that no officer, trustee or shareholder of Buyer shall be personally liable for the liabilities or obligations of Buyer incurred hereunder. Finally, Seller acknowledges and agrees that the liabilities and obligations of Buying Fund pursuant to this Agreement shall be enforceable against the assets of Buying Fund only and not against the assets of Buyer generally or assets belonging to any other series of Buyer.

            (b)  Seller and Buyer hereby acknowledge and agree that Selling
Fund is a separate investment portfolio of Seller, that Seller is executing this Agreement on behalf of Selling Fund and that any amounts payable by Seller under or in connection with this Agreement shall be payable solely from the revenues and Assets of Selling Fund. Buyer further acknowledges and agrees that this Agreement has been executed by a duly authorized officer of Seller in his or her capacity as an officer of Seller intending to bind Seller as provided herein, and that no officer, trustee or shareholder of Seller shall be personally liable for the liabilities or obligations of Seller incurred hereunder. Finally, Buyer acknowledges and agrees that the liabilities and obligations of Selling Fund pursuant to this Agreement shall be enforceable against the Assets of Selling Fund only and not against the assets of Seller generally or assets belonging to any other series of Seller.

      SECTION 7.5. Amendments. This Agreement may not be amended, altered or modified except by a written instrument executed by the parties hereto.

      SECTION 7.6. Enforcement. The parties agree irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.

      SECTION 7.7. Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Each representation and warranty contained in Article 3 or 4 that relates to a general category of a subject matter shall be deemed superseded by a specific representation and warranty relating to a subcategory thereof to the extent of such specific representation or warranty.

      SECTION 7.8. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and each of which shall constitute one and the same instrument.

      SECTION 7.9. Entire Agreement; Exhibits and Schedules. This Agreement, including the Exhibits, Schedules, certificates and lists referred to herein, and any documents executed by the parties simultaneously herewith or pursuant thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, written or oral, between the parties with respect to such subject matter.

      SECTION 7.10. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or by overnight courier, two days after being sent by registered mail, return receipt requested, or when sent by telecopier (with receipt confirmed), provided, in the case of a telecopied notice, a copy is also sent by registered mail, return receipt requested, or by courier, addressed as follows (or to such other address as a party may designate by notice to the other):

             (a)  If to Seller:

                  Short Term Investments Trust II
                  11 Greenway Plaza, Suite 100
                  Houston, TX  77046-1173
                  Attn:  John M. Zerr
                  with a copy to:

                  Stradley Ronon Stevens & Young, LLP
                  2600 One Commerce Square
                  Philadelphia, PA 19103-7098
                  Attn: E. Carolan Berkley

             (b)  If to Buyer:

                  Short Term Investments Trust
                  11 Greenway Plaza, Suite 100
                  Houston, TX  77046-1173
                  Attn:  John M. Zerr

                  with a copy to:

                  Stradley Ronon Stevens & Young, LLP
                  2600 One Commerce Square
                  Philadelphia, PA  19103-7098
                  Attn:  E. Carolan Berkley


      SECTION 7.11. Representations by Investment Adviser.

            (a) In its capacity as investment adviser to Seller, the Investment Adviser represents to Buyer that to the best of its knowledge the representations and warranties of Seller and Selling Fund contained in this Agreement are true and correct as of the date of this Agreement. For purposes of this Section 7.11(a), the best knowledge standard shall be deemed to mean that the officers of the Investment Adviser who have substantive responsibility for the provision of investment advisory services to Seller do not have actual knowledge to the contrary after due inquiry.

            (b) In its capacity as investment adviser to Buyer, the Investment Adviser represents to Seller that to the best of its knowledge the representations and warranties of Buyer and Buying Fund contained in this Agreement are true and correct as of the date of this Agreement. For purposes of this Section 7.11(b), the best knowledge standard shall be deemed to mean that the officers of the Investment Adviser who have substantive responsibility for the provision of investment advisory services to Buyer do not have actual knowledge to the contrary after due inquiry.

      SECTION 7.12. Assignment of Rights. Buyer, on behalf of the Buying Fund, acknowledges that Seller has assigned its rights under this Agreement to BBIT, on behalf of the SLIF, effective immediately after the Closing, and consents to such assignment and agrees that BBIT shall have the right to enforce any breach hereof to the same extent and in the same manner as if BBIT were Seller. Included in the Assets of Selling Fund that are being transferred to Buying Fund at the Closing are Selling Fund's rights under the SLIF Agreement and Plan of Reorganization. Seller represents to Buyer that BBIT, on behalf of the SLIF, has consented to such transfer.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                    SHORT TERM INVESTMENTS TRUST II, acting
                                    on behalf of LIQUID ASSETS PORTFOLIO II

                                    By: /s/ John M. Zerr
                                        -----------------------------------
                                    Name:  John M. Zerr
                                    Title: Senior Vice President


                                    SHORT TERM INVESTMENTS TRUST acting on
                                    behalf of LIQUID ASSETS PORTFOLIO

                                    By: /s/ John M. Zerr
                                        -----------------------------------
                                    Name:  John M. Zerr
                                    Title: Senior Vice President


                                    INVESCO AIM ADVISORS, INC.

                                    By: /s/ John M. Zerr
                                        -----------------------------------
                                    Name:  John M. Zerr
                                    Title: Senior Vice President

                                  SCHEDULE 4.11


o In July 2008, the SEC conducted an examination which focused on proxy solicitation of the AIM Fund Complex, Regulation S transactions for fixed income funds and risk management and internal controls for AIM for the period
October 1, 2007 through June 30, 2008. The examination was concluded on July 18, 2008. As of November 30, 2008 we have not received the results of the examination.

o In January 2008, as part of a sweep exam of money market funds, the SEC examined the money market funds managed by A I M Advisors, Inc. The exam focused on compliance with Investment Company Act Rule 2a-7. There were no deficiencies cited.

o In June 2006, the SEC examined A I M Advisors, Inc., A I M Capital Management, Inc., A I M Private Asset Management, Inc., the Funds, Fund Management Company, AISI, and ADI. The examination included the review of portfolio management, best execution and trading practices, pricing of clients' portfolios and calculation of net asset value, protection of private client information, fund shareholder order processing, anti-money laundering, fund governance, and revenue sharing agreements. The SEC examination of AIM concluded on June 16th, 2006. AIM received the SEC response on September 27, 2006. There were no material items noted in the SEC comment letter.